EXHIBIT 99.1

Palatin Completes Sale of Vyleesi® to

Cosette Pharmaceuticals for up to $171 Million

•	Palatin to receive $12 million upfront, plus sales-based milestones of up to $159 million

•	Palatin’s focus is solely on its development and clinical pipeline based on the melanocortin receptor system

CRANBURY, NJ – December 20, 2023 /PRNewswire/ – Palatin Technologies, Inc. (NYSE American: PTN), a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor system, today announced the sale of Vyleesi® to Cosette Pharmaceuticals, a US based, specialty pharmaceutical company, for up to $171 million, consisting of an upfront purchase price of $12 million plus contingent, sales-based milestone payments of up to $159 million. Vyleesi is the first and only as-needed treatment approved by the Food and Drug Administration (FDA) for premenopausal women with acquired, generalized hypoactive sexual desire disorder (HSDD).

“The divestiture of Vyleesi is consistent with our strategic decision to concentrate on our robust development and clinical pipeline,” stated Carl Spana, Ph.D., President and Chief Executive Officer of Palatin. “Our focus now is solely on developing novel therapeutics that modulate the melanocortin receptor system. Our Phase 3 PL9643 clinical study for dry eye disease has completed patient enrollment and treatment, and we look forward to the availability of topline data results in the near future. Our Phase 2 study of oral PL8177 in patients with ulcerative colitis is expected to have an interim analysis readout in the first quarter and topline trial results in the second quarter of calendar year 2024.”

“Vyleesi is an important product for the millions of women suffering from HSDD. Cosette is committed to women’s healthcare, and we are pleased they will make Vyleesi a priority in their current product portfolio,” concluded Dr. Spana.

“Vyleesi is an important addition to our rapidly expanding women’s health platform,” said Apurva Saraf, President and Chief Executive Officer of Cosette. “HSDD is the most prevalent form of female sexual dysfunction, affecting approximately six million premenopausal women in the U.S. Through this acquisition, our mission is to give hope, support, and a safe and effective treatment option for millions of women.”

Under the terms of the asset purchase agreement with Cosette, Palatin will receive $12 million upfront. Palatin is also eligible to receive up to $159 million contingent upon the achievement of sales milestones ranging from annual net sales of $15 million to $200 million. Palatin will transfer to Cosette all information, data, and assets related exclusively to Vyleesi. Palatin will provide certain transitional services to Cosette for a period of time to ensure continued patient access to Vyleesi while Vyleesi is operationally separated from Palatin. Cosette will reimburse Palatin for the costs of the transition services. Palatin is also eligible to receive regulatory approval milestones of $10.5 million associated with the previous licensing of Vyleesi, consisting of $7.5 million related to Fosun for China and $3.0 million related to Kwangdong for S. Korea.

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About Cosette Pharmaceuticals, Inc,

Cosette Pharmaceuticals, Inc. (“Cosette”) is a US-based, fully integrated pharmaceutical company with a fast-growing portfolio of branded pharmaceuticals consisting of products in women’s health, cardiology and dermatology. Cosette has a long history in quality manufacturing of complex dosage forms including topical creams, ointments, oral liquids/solutions and suppositories. Cosette has corporate and manufacturing facilities in New Jersey and North Carolina and is supported by 300+ dedicated employees across all functional areas. Cosette is backed by Avista Capital Partners, a healthcare focused private equity firm. www.cosettepharma.com.

About Palatin

Palatin is a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor systems, with targeted, receptor-specific product candidates for the treatment of diseases with significant unmet medical need and commercial potential. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin’s website at www.Palatin.com and follow Palatin on Twitter at @PalatinTech.

Forward-looking Statements

Statements in this press release that are not historical facts, including statements about future expectations of Palatin, such as statements about Vyleesi results and potential market, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Palatin’s actual results to be materially different from its historical results or from any results expressed or implied by such forward-looking statements. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for reasons including, but not limited to, results of clinical trials, regulatory actions by the FDA and other regulatory and the need for regulatory approvals, Palatin’s ability to fund development of its technology and establish and successfully complete clinical trials, the length of time and cost required to complete clinical trials and submit applications for regulatory approvals, products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies, commercial acceptance of Palatin’s products, and other factors discussed in Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating events that occur after the date of this press release.

Investor Inquiries:	Media Inquiries:
Stephen T. Wills, CPA, MST	Paul Arndt, MBA, LifeSci Advisors
CFO/COO (609) 495-2200	Managing Director (646) 597-6992
Info@Palatin.com	Paul@LifeSciAdvisors.com

Palatin Technologies® is a registered trademark of Palatin Technologies, Inc.

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